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Exhibit 2.1

MAY 2005 AMENDMENT TO THE
MARCH 20, 2005 AGREEMENT AND PLAN OF MERGER BY AND AMONG
HYPER SPACE COMMUNICATIONS, INC., SPUD ACQUISITION CORP.,
GTG PC HOLDINGS, LLC AND GTG-MICRON HOLDING COMPANY, LLC

        THIS MAY 2005 AMENDMENT TO THE MARCH 20, 2005 AGREEMENT AND PLAN OF MERGER BY AND AMONG HYPER-SPACE COMMUNICATIONS, INC. SPUD ACQUISITION CORP., GTG PC HOLDINGS, LLC AND GTG-MICRON HOLDINGS COMPANY, LLC, (the "May 2005 Amendment"), is entered into by and between HyperSpace Communications, Inc., a Colorado corporation (the "Parent"), Spud Acquisition Corp., a Delaware corporation and wholly-owned subsidiary of the Parent (the "Merger Sub"), GTG PC Holdings, LLC, a Delaware limited liability company (the "Company") and GTG-Micron Holding Company, LLC, a Delaware limited liability company (the "LLC Member"). Collectively, Parent, Merger Sub, Company, and LLC Member may be referred to herein as the Parties.

RECITALS

        A.    The Parties entered into that certain Agreement and Plan of Merger dated March 20, 2005 (the "Agreement and Plan of Merger").

        B.    Following KPMG's review of the Company's books, records and reporting methodologies, the Parties acknowledge the need to revise certain provisions of the Agreement and Plan of Merger.

        C.    Specifically, the Parties have agreed to permit the Company to make certain changes as a result of the audit completed by KPMG.

        D.    Pursuant to the Parties' discussions and negotiations, the Parties desire to amend and modify the Agreement and Plan of Merger, subject and pursuant to the terms of this May 2005 Amendment.

AGREEMENT

        NOW, THEREFORE, in consideration of the benefits conferred hereby, and for other good and valuable consideration, the sufficiency of which is hereby acknowledged, the parties agree as follows:

1.     DEFINITIONS.

        Capitalized terms not otherwise defined herein shall have the meanings ascribed to such terms in the March 20, 2005 Agreement and Plan of Merger.

2.     EFFECT OF THE MERGER ON CAPITAL STOCK AND SECURITIES.

        Section 2.3(a) of the Agreement and Plan of Merger is hereby deleted in its entirety and replaced by the following:

        Section 2.3    Adjustment to the Initial Merger Consideration.

        (a)   In the event any EPP Participant leaves the employ of the Parent, the Surviving Entity or any of their respective Subsidiaries, any Parent Common Stock and Parent Options awarded to such individuals in accordance with Section 7.3(b) that have not vested in accordance with the terms of such EPP Participants' restricted stock agreement or restricted option agreement shall be forfeited by such EPP Participant and revert to the Parent.

3.     REPRESENTATIONS AND WARRANTIES RELATING TO THE COMPANY AND ITS SUBSIDIARIES.

        Section 3.6 of the Agreement and Plan of Merger is hereby revised to include the following Section 3.6(c):

        Section 3.6    Company Financial Statements; Financial Controls.

        (c)   Notwithstanding anything else in this Agreement generally and this Section 3.6 specifically, the Parties acknowledge that the Company is in violation of Section 3.6(a). Specifically, the Parties acknowledge that the Company will be required to make adjustments as a result of the audit of its fiscal 2004 consolidated financial statements and the restatement of prior period consolidated financial statements, including its fiscal 2002 and fiscal 2003 consolidated financial statements, which, in the aggregate, have an adverse effect in excess of $1,000,000 on the Company's consolidated Accumulative Deficit. Accordingly, the Parties acknowledge that the Company could be deemed to be, as a result of the audit adjustments and the restatement of prior periods, in breach of the Agreement, and in particular the representations and warranties set forth in Sections 3.6(a), 3.7, 3.8, 3.14(a), and 3.24(a). Nonetheless, Parent has agreed to waive this breach and proceed to Closing; provided, however, that Parent's waiver is limited so that the Accumulative Deficit at January 1, 2005 does not exceed $20 million as reflected by the GTG PC Holdings, LLC and Subsidiaries Consolidated Financial Statements, January 1, 2005 and January 3, 2004, with the Independent Auditors' Report dated May 13, 2005 (the "2004 Audited Financial Statements"). Other than with respect to the matters disclosed in the 2004 Audited Financial Statements (including the notes thereto pertaining to the restatement of prior periods), Parent's waiver does not apply to any issues which may exist now or which may arise in the future.

4.     CERTAIN COVENANTS AND OTHER MATTERS.

        Section 6.1(p) of the Agreement and Plan of Merger is hereby deleted in its entirety and replaced with the following:

        (p)   not to change any method of accounting or any accounting principle or practice used by the Company or any of its Subsidiaries, except (i) as included and described in the GTG PC Holdings, LLC and Subsidiaries Consolidated Financial Statements, January 1, 2005 and January 3, 2004, with the Independent Auditors' Report dated May 13, 2005; and (ii) for any such change required by reason of a change in GAAP or correction of an error or mistake in prior audited financial statements.

        Section 6.2(j) of the Agreement and Plan of Merger is hereby deleted in its entirety and replaced with the following:

        (j)    not to (i) change any severance or termination pay to, or enter into any employment, termination or severance arrangement with, any director, officer, consultant or employee of the Parent or any of its Subsidiaries, other than in the ordinary course of business; (ii) enter into any employment, deferred compensation or other similar agreement (or any amendment to any such existing agreement) with any director, officer or employee of the Parent or any of its Subsidiaries, other than in the ordinary course of business; (iii) enter into any employment agreement with an individual providing for annual compensation in excess of $100,000, (iv) increase or decrease benefits payable under any existing severance or termination pay policies, except as required by law; (v) increase compensation, bonus or other benefits payable to directors, officers, consultants or employees of the Parent or any of its Subsidiaries, other than in the ordinary course of business; (vi) adopt any new Parent Benefit Plan or other benefit arrangement; or (vii) otherwise amend or modify, any existing parent Benefit Plan or other benefit arrangement except to the extent required by applicable law; provided, however, that nothing in this Section 6.2(j) shall prevent or invalidate that agreement between the Parent and Mark J. Endry dated May 5, 2004 and amended in May 2005, nor shall this Section 6.2(j) prevent or invalidate any other similar agreement between the Parent and any individual who is not serving as a Parent director after the Closing (as defined in Section 1.2).

5.     CONDITIONS TO CLOSING.

        Section 8.2(i) of the Agreement and Plan of Merger is hereby deleted in its entiretyand replaced with the following:

        Minimum Cash; Net Working Capital.    The Parent shall have: (i) if the Effective Time occurs on or before July 31, 2005, cash in the amount of $3,250,000 or more and Net Working Capital of $2,750,000 or more, (ii) if the Effective Time occurs between August 1, 2005 and September 30, 2005, the requirement shall be reduced each day so that the Parent would be required to have (A) cash of at least $3,250,000 less ($16,667 multiplied by the number of days after July 31) and (B) Net Working Capital of at least $2,750,000 less ($16,667 multiplied by the number of days after July 31), and (iii) if the Effective Time occurs October 1, 2005 or later, the requirement shall be reduced each day so that the Parent would be required to have (A) cash of at least $2,000,000 less ($16,667 multiplied by the number of days after September 30) and (B) Net Working Capital of at least $1,500,000 less ($16,667 multiplied by the number of days after September 30), provided, however, that the cash requirement shall be reduced dollar for dollar by the amount of cash payments made by Parent on the Parent Convertible Notes prior to the Effective Time.

6.     TERMINATION.

        Section 9.1(b)(i) of the Agreement and Plan of Merger is hereby deleted in its entirety and replaced with the following:

        (i)    the Merger has not been consummated on or before November 30, 2005;

7.     MISCELLANEOUS PROVISIONS.

        7.1    Confirmation.

        Except as expressly amended and modified by this May 2005 Amendment, all of the terms and conditions in the Agreement and Plan of Merger are hereby confirmed and remain in full force and effect.

        7.2    Entire Agreement.

        This May 2005 Amendment, together with the Agreement and Plan of Merger, constitutes the entire agreement among the Parties with respect to the subject matter hereof and supersedes all prior agreements and undertakings, both oral and written, among the Parties with respect to such subject matter.

        7.3    Applicable Law.

        This May 2005 Amendment shall be governed by and construed under the laws of the state of Colorado.

        7.4    Counterparts.

        This May 2005 Amendment may be executed in two or more counterparts, which together shall constitute one instrument.

        IN WITNESS WHEREOF, the Parties enter into this May 2005 Amendment effective as of the 13th day of May, 2005,

[REMAINDER OF PAGE INTENTIONALLY LEFT BLANK]

THE PARENT:	HYPERSPACE COMMUNICATIONS, INC. a Colorado corporation
	By:	/s/ JOHN P. YEROS
	Name:	John P. Yeros
	Title:	Chairman
THE MERGER SUB:	SPUD ACQUISITION CORP., a Delaware corporation
	By:	/s/ JOHN P. YEROS
	Name:	John P. Yeros
	Title:	Chairman
THE COMPANY:	GTG PC HOLDINGS LLC, a Delaware limited liability company
	by:	GTG-Micron Holding Company, LLC, its Manager
	By:	/s/ CATHERINE BABON SCANLON
	Name:	Catherine Babon Scanlon
	Title:	Vice President

THE LLC MEMBER	GTC-MICRON HOLDING COMPANY, LLC, a Delaware limited liability company
	By:	/s/ CATHERINE BABON SCANLON
	Name:	Catherine Babon Scanlon
	Title:	Vice President

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MAY 2005 AMENDMENT TO THE MARCH 20, 2005 AGREEMENT AND PLAN OF MERGER BY AND AMONG HYPER SPACE COMMUNICATIONS, INC., SPUD ACQUISITION CORP., GTG PC HOLDINGS, LLC AND GTG-MICRON HOLDING COMPANY, LLC